PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

May 5, 2015

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/Amendment No. 3 of Remove-By-You, Inc. of our report dated on January 7, 2015, on our audit of the financial statements of Remove-By-You, Inc. as of November 30, 2014, and the related statements of operations, stockholders’ equity and cash flows from November 25, 2014 (inception) through November 30, 2014 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board